Exhibit (4)

                 INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT

       Contract made as of April 1, 2006 between UBS SERIES TRUST, a Massachusetts business trust ("Trust"), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. ("UBS Global Americas"), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

        WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and intends to offer for public sale distinct series of shares of beneficial interest ("Series"), each corresponding to a distinct portfolio; and

       WHEREAS, the Trust desires to retain UBS Global Americas as investment adviser and administrator to furnish certain administrative, investment advisory and portfolio management services to the Trust and each Series as now exists and as hereafter may be established, and UBS Global Americas is willing to furnish such services;

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

       1. Appointment. The Trust hereby appoints UBS Global Americas as investment adviser and administrator of the Trust and each Series for the period and on the terms set forth in this Contract. UBS Global Americas accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

       2.   Duties as Investment Adviser.

       (a) Subject to the supervision of the Trust's Board of Trustees ("Board"), UBS Global Americas will provide a continuous investment program for each Series, including investment research and management with respect to all securities and investments and cash equivalents in each Series. UBS Global Americas will determine from time to time what securities and other investments will be purchased, retained or sold by each Series.

       (b) UBS Global Americas agrees that in placing orders with brokers and dealers, it will attempt to obtain the best net result in terms of price and execution; provided that, on behalf of any Series, UBS Global Americas may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Series with research, analysis, advice and similar services, and UBS Global Americas may pay to those brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to UBS Global Americas' determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of UBS Global Americas to such Series and its other clients and that the total commissions or spreads paid by such Series will be reasonable in relation to the benefits to the Series over the long term. In no instance will portfolio securities be purchased from or sold to UBS Global Americas, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. Whenever UBS Global Americas simultaneously places orders to purchase or sell the same security on behalf of a Series and one or more other accounts advised by UBS Global Americas, such orders will be allocated as to price and amount
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among all such accounts in a manner believed to be equitable to each account.
The Trust recognizes that in some cases this procedure may adversely affect the results obtained for the Series.

       (c) UBS Global Americas will oversee the maintenance of all books and records with respect to the securities transactions of each Series, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, UBS Global Americas hereby agrees that all records which it maintains for the Trust are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

       (d) UBS Global Americas will oversee the computation of the net asset value and the net income of each Series as described in the currently effective registration statement of the Trust under the Securities Act of 1933, as amended, and the 1940 Act and any supplements thereto ("Registration Statement") or as more frequently requested by the Board.

       (e) The Trust hereby authorizes UBS Global Americas and any entity or person associated with UBS Global Americas which is a member of a national securities exchange to effect any transaction on such exchange for the account of any Series, which transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation by UBS Global Americas or such person or entity associated with UBS Global Americas for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

       3. Duties as Administrator. UBS Global Americas will administer the affairs of the Trust and each Series subject to the supervision of the Board and the following understandings:

       (a) UBS Global Americas will supervise all aspects of the operations of the Trust and each Series, including the oversight of transfer agency, custodial and accounting services, except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust and each Series.

       (b) UBS Global Americas will provide the Trust and each Series with such corporate, administrative and clerical personnel (including officers of the Trust) and services as are reasonably deemed necessary or advisable by the Board, including the maintenance of certain books and records of the Trust and each Series.

       (c) UBS Global Americas will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as applicable) of the Trust's Registration Statement, proxy material, tax returns and required reports to each Series' shareholders and the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

       (d) UBS Global Americas will provide the Trust and each Series with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

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       (e)  UBS Global Americas will provide the Board on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of UBS Global Americas.

       4. Further Duties. In all matters relating to the performance of this Contract, UBS Global Americas will act in conformity with the Declaration of Trust, By-Laws and Registration Statement of the Trust and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

       5. Delegation of UBS Global Americas' Duties as Investment Adviser and Administrator. With respect to any or all Series, UBS Global Americas may enter into one or more contracts ("Sub-Advisory or Sub-Administration Contract") with a sub-adviser or sub-administrator in which UBS Global Americas delegates to such sub-adviser or sub-administrator any or all of its duties specified in Paragraphs 2 and 3 of this Contract, provided that each Sub-Advisory or Sub-Administration Contract imposes on the sub-adviser or sub-administrator bound thereby all the duties and conditions to which UBS Global Americas is subject by Paragraphs 2, 3 and 4 of this Contract, and further provided that each Sub-Advisory or Sub-Administration Contract meets all requirements of the 1940 Act and rules thereunder.

       6. Services Not Exclusive. The services furnished by UBS Global Americas hereunder are not to be deemed exclusive and UBS Global Americas shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS Global Americas, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

       7.   Expenses.

       (a) During the term of this Contract, each Series will bear all expenses not specifically assumed by UBS Global Americas incurred in its operations and the offering of its shares.

       (b) Expenses borne by each Series will include but not be limited to the following (or each Series' proportionate share of the following): (i) the cost (including brokerage commissions) of securities purchased or sold by the Series and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Series by UBS Global Americas under this Contract; (iii) expenses of organizing the Trust and the Series; (iv) filing fees and expenses relating to the registration and qualification of the Series' shares and the Trust under federal and/or state securities laws and maintaining such registrations and qualifications; (v) fees and salaries payable to the Trust's Trustees who are not interested persons of the Trust or UBS Global Americas; (vi) all expenses incurred in connection with the Trustees' services, including travel expenses; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (ix) any costs, expenses or losses arising out of a liability of or claim for

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damages or other relief asserted against the Trust or Series for violation of any law; (x) legal, accounting and auditing expenses, including legal fees of special counsel for those Trustees of the Trust who are not interested persons of the Trust; (xi) charges of custodians, transfer agents and other agents;
(xii) costs of preparing share certificates; (xiii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders; (xiv) costs of mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials to existing shareholders; (xv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, agents and shareholders) incurred by the Trust or Series; (xvi) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvii) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xviii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; and (xix) costs of mailing, stationery and communications equipment.

       (c) The Trust or Series may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by UBS Global Americas and acknowledged as otherwise payable by UBS Global Americas pursuant to this Contract, the Series may reduce the fee payable to UBS Global Americas pursuant to Paragraph 8 hereof by such amount. To the extent that such deductions exceed the fee payable to UBS Global Americas on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

       (d) UBS Global Americas will assume the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are interested persons of the Trust.

       (e) The payment or assumption by UBS Global Americas of any expense of the Trust or a Series that UBS Global Americas is not required by this Contract to pay or assume shall not obligate UBS Global Americas to pay or assume the same or any similar expense of the Trust or a Series on any subsequent occasion.

       8.   Compensation.

       (a) For the services provided and the expenses assumed pursuant to this Contract, U.S. Allocation Portfolio will pay to UBS Global Americas a fee, computed daily and payable monthly, at an annual rate of 0.50% of that Series' average daily net assets.

       (b) For the services provided and the expenses assumed pursuant to this Contract, with respect to any Series hereafter established, the Trust will pay to UBS Global Americas from the assets of such Series a fee in an amount to be agreed upon in a written fee agreement ("Fee Agreement") executed by the Trust on behalf of such Series and by UBS Global Americas. All such Fee Agreements shall provide that they are subject to all terms and conditions of this Contract.

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       (c)  The fee shall be computed daily and paid monthly to UBS Global
Americas on or before the last business day of the next succeeding calendar month.

       (d) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

       9. Limitation of Liability of UBS Global Americas. UBS Global Americas shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Series or the Trust in connection with the matters to which this Contract relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract. Any person, even though also an officer, director, employee, or agent of UBS Global Americas, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Series or the Trust or acting with respect to any business of such Series or the Trust, to be rendering such service to or acting solely for the Series or the Trust and not as an officer, director, employee, or agent or one under the control or direction of UBS Global Americas even though paid by it.

       10. Limitation of Liability of the Trusts and Shareholders of the Trust. The Trustees of the Trust and the shareholders of any Series shall not be liable for any obligations of any Series or the Trust under this Contract, and UBS Global Americas agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to such Trustees or shareholders.

       11.  Duration and Termination.

       (a) This Contract shall become effective upon the date hereabove written provided that, with respect to any Series, this Contract shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Series' outstanding voting securities.

       (b) Unless sooner terminated as provided herein, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or with respect to any given Series by vote of a majority of the outstanding voting securities of such Series.

       (c) Notwithstanding the foregoing, with respect to any Series, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Series on sixty days' written notice to UBS Global Americas or by UBS Global Americas at any time, without the payment of any

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penalty, on sixty days' written notice to the Trust. Termination of this
Contract with respect to any given Series shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Series. This Contract will automatically terminate in the event of its assignment.

       12. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract as to any given Series shall be effective until approved by vote of a majority of such Series' outstanding voting securities.

       13. Governing Law. This Contract shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that Section 10 above will be construed in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the applicable laws of the State of Delaware or the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

       14. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "dealer," "investment adviser," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                             UBS SERIES TRUST

Attest:_____________________________         By:______________________________
Name:                                        Name:
Title:                                       Title:

                                             UBS GLOBAL ASSET MANAGEMENT
                                             (AMERICAS) INC.

Attest:______________________________        By:______________________________
Name:                                        Name:
Title:                                       Title:

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